EXHIBIT 10.36

August 16, 2002

Thomas Wilder

Dear Tom:

It gives me great pleasure to offer you employment with Micro Therapeutics, Inc. (MTI) on the following terms and conditions:

1.		Your title will be President and CEO, and you will report directly to me as Chairman and representative of the Board of Directors. Your duties and responsibilities will include:

	•	Establish Company’s goals and objectives, and provide strong leadership over all functions.

	•	Ensure that all departmental activities are aligned with overall Company goals and strategies.

•

Conduct the affairs of the Company, interpret and apply the policies of the Board of Directors, establish direction, make policy, raise capital, control operations and activities of departments, and conduct public relations.

Responsibility for other areas of the Company’s business may be assigned to you as the Company deems necessary.

2.		Your full time employment shall begin on a date still to be determined.

3.

You will receive a base salary of $250,000 per year.  Your status will be salaried exempt.  You will be eligible to participate in the company’s incentive bonus program (on a pro-rated basis for 2002).  The bonus is targeted to be cash up to 40% of your base salary, and is based upon performance relative to Company goals and individual goals that will be established after your employment with MTI commences.

4.

You will be entitled to 15 days paid vacation each year, accruing on a monthly basis.  You will also be eligible for coverage under the Company’s group health/dental plan, and other benefits that the Company provides to comparable employees as they are established.

Thomas Wilder

5.

I am also pleased to inform you that as part of this offer, and once Confidential Information Agreements are signed, and following Board of Director’s approval, you will be granted an option to purchase 250,000 shares of the Company’s Common Stock at the fair market value, determined by the quoted Closing Price of the Company’s Common Stock on either the date you commence employment with MTI, or the date on which the option grant is approved by the Board, whichever is later.  Following twelve (12) months of employment, this option will be vested to the extent of twenty-five percent (25%) and, from there on, at the rate of 2.083% per month until fully vested.  The option is subject to conditions outlined in the Company’s 1996 Incentive Stock Option (ISO) Plan.

6.

Upon commencement of employment with Micro Therapeutics, Inc., you will be paid a one time signing bonus, which will result in net proceeds to you of $50,000.  For federal income tax reporting purposes, this bonus will be “grossed up” to reflect and assume an income tax rate of 39.6%, plus other applicable tax rates.  This bonus is subject to repayment to MTI if employment ceases due to termination or resignation within one year following the start of employment.

7.

Reasonable costs to a maximum of $100,000 related to your move from Santa Rosa to Southern California will be covered according to the terms set forth in a separate letter from Hal Hurwitz, MTI’s CFO.  This moving package may be repayable to Micro Therapeutics if the duration of your employment with the Company is less than one year and your employment is voluntarily terminated.

8.	If your employment is terminated by MTI for a reason other than cause or layoff, you will receive a package to include 6 months salary continuation.

9.

Employment with Micro Therapeutics, Inc. is at the mutual consent of the employee and the company.  Accordingly, while MTI has every hope that employment relationships will be mutually beneficial and rewarding, employees and the company retain the right to terminate the employment relationship at will, at any time, with or without cause.  Please note that no individual has the authority to make any contrary agreement or representation.  Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

10.	You agree to abide by the Company’s policies and procedures, including those set forth in the Company’s Employee Handbook. You will be required to sign the signature page of this Employee Handbook.

11.

You will be required to sign the Employee Confidential Information Agreement that is enclosed as well as the necessary tax and benefit enrollment forms before starting full time employment.  You will also be required to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws.

Thomas Wilder

Tom, we look forward to you joining our effort on a full time bases and hope the opportunity will be mutually rewarding.  To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me.  Congratulations!

Regards,

MICRO THERAPEUTICS, INC.

/s/ JAMES CORBETT

James Corbett Chairman of the Board

This will acknowledge my acceptance of this offer of employment.

/s/ THOMAS WILDER	August 16, 2002

Thomas Wilder	Date